Exhibit 6.5

Dubuc Motors Inc.
Reservation Agreement

The Tomahawk could very well be the fastest sports car yet, the much awaited 2+2 all electric is expected to unveil in 2017. Accelerating from 0-60 in 3 seconds, the Tomahawk offers an impressive 300 mile range and is a force to be reckoned with. The Tomahawk is a blend of business and pleasure, connecting man and machine to his virtual world. With mind blowing performances, the ingenuity of its spacious interior cabin ensures comfort in a state of pure ecstasy! The roomy four seater was designed for the big & tall in mind with cargo space that surpasses expectations, opening a market for professional athletes and enabling them to acquire an exotic vehicle that meets their needs.

The Tomahawk appeals to the masses for its sleek curvaceous design and value entertaining the most discriminating with a luxurious and spacious interior cabin, making it now possible to share the incredible driving experience with 3 passengers.

Retail price of $110,000, this reservation constitutes a deposit of $5,000 to guarantee your slot for production and priority status for delivery time.

Upon reservation confirmation, a member of our team will coordinate your preferences for options and your zesty choice of colors.

	Price	Quantity	Total
Reserve your Tomahawk, the sports car approved by mother nature!

Customer Information

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Shipping address

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Address

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Terms

DUBUC MOTORS Reservation Agreement Terms & Conditons

Shipping Terms

Customer is responsible for all freight and shipping charges.

Payment

Orders are scheduled for production with a $5,000.00 deposit. Balance is due 10 days prior to the given production completion date, via wire transfer or cheque. In the event full balance due is not honoured, the deposit becomes non-refundable.

Refunds

Deposits are subject to a $1,000.00 cancellation fee if the reservation is cancelled more than 60 days prior to the given production completion date and non-refundable after this period.

Warranty

Your newly purchased vehicle comes standard with a 10 year, 100,000 mile warranty on the battery and drive unit and a 4 year, 50,000 mile limited warranty.

Pricing

The Tomahawk's retail price of $ 110,000.00 USD is subject to change without notice, prices, descriptions and specifications may also be affected.

WEBSITE TERMS AND CONDITIONS OF USE BY ACCEPTING AND BROWSING THIS WEBSITE, YOU ACCEPT, WITHOUT LIMITATION OR QUALIFICATION, THE FOLLOWING TERMS AND CONDITIONS OF USE.

Modification of Terms

DUBUC MOTORS may, at any time and without notice, amend these terms and conditions ("Terms"), or may limit or deny access to, or change the content of the website. You should periodically visit this page to review the then current Terms to which you are bound.

DUBUC MOTORS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS, REVENUES OR DATA, OR LOSSES FOR BUSINESS INTERRUPTION ARISING OUT OF THE USE OF OR INABILITY TO USE THIS WEBSITE, EVEN IF DUBUC MOTORS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DUBUC MOTORS assumes no responsibility and/or liability for any damages to or viruses that may infest your computer equipment or other property on account of or arising out of your use of or access to this website. Some jurisdictions do not allow exclusion of certain warranties or limitations of liability, so the above limitations or exclusions may not apply to you. DUBUC MOTORS' liability in any case shall, however, be limited to the greatest extent permitted by law.

Links

DUBUC MOTORS may include links to other sites on the Internet that are owned or operated by third parties. When visiting these third-party sites, you do so at your own risk. You should review and determine if you agree to a particular site's terms and conditions of use before using such site. DUBUC MOTORS does not control these sites and assumes no responsibility for their content. A link to a third- party site does not imply that DUBUC MOTORS endorses the site or the products or services described on such sites.